EXHIBIT 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
D. Joseph Gersuk, CFO	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1608	(646) 201-5447	(646) 201-5445
jgersuk@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

ANGIODYNAMICS REPORTS PRELIMINARY FOURTH QUARTER SALES

NeverTouch™VenaCure® shipments commenced June 1

QUEENSBURY, N.Y. June 6, 2007—AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today announced preliminary unaudited net sales for its fiscal 2007 fourth quarter ended June 2, 2007.

Based on a preliminary review, AngioDynamics expects fourth fiscal quarter net sales to be in the range of $40.5 million to $40.8 million, which is within the guidance provided by the Company during its fiscal third quarter conference call. “Our team executed very well in the fiscal fourth quarter and we generated net sales within our original guidance despite the issues that limited VenaCure sales,” commented Eamonn Hobbs, AngioDynamics President and CEO. “We resumed active participation within the laser vein ablation market with the commencement of NeverTouch shipments on June 1, 2007 and have received positive initial reaction to this new and improved product.”

The Company plans to release audited financial results for the fiscal fourth quarter and fiscal year 2007 during the week of July 23, 2007. The Company will host a conference call to discuss the final financial results and corporate developments at that time.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

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